UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Activision Blizzard, Inc.

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To Glass Lewis:

In connection with the Glass Lewis 2022 Proxy Paper (the “Glass Lewis Report”) issued for Activision Blizzard, Inc. (“Activision Blizzard” or “the Company”) on April 13, 2022, we provide the following Report Feedback Statement with respect to your research and recommendations.

We appreciate the opportunity to respond directly to the Glass Lewis Report and are pleased that Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that Activision Blizzard stockholders vote “FOR” the previously announced, proposed all-cash transaction with Microsoft Corporation (“Microsoft”).

We disagree with certain assertions related to Glass Lewis’ characterization of the Company’s culture and leadership, as well as Glass Lewis’ recommendation about the Advisory Vote on Golden Parachutes (Proposal 2). The information outlined below provides important context and corrects areas in the Glass Lewis Report which mischaracterize the Company’s culture and transaction-related payment arrangements. We respectfully request that Glass Lewis update these portions of the analysis to provide a more accurate reflection of our business and practices.

Company Culture

Activision Blizzard remains committed to our goal of making the Company the safest and most welcoming in our industry. We agree with Glass Lewis’ recommendation that stockholders vote “FOR” Proposal 1. However, in its analysis of Proposal 1, Glass Lewis mischaracterizes the Company’s leadership and fails to acknowledge the numerous initiatives designed to further enhance our workplace culture.

We appreciate that the Glass Lewis Report notes some important workplace successes and commitments at the Company—including:

●	entering into a settlement agreement with the Equal Employment Opportunity Commission, which the United States District Court, Central District of California approved as “fair, reasonable and adequate and advance[ing] the public interest”;

●	appointing a Chief Diversity, Equity and Inclusion Officer;

●	acknowledging our CEO’s letter outlining numerous commitments for an exemplary workplace; and

●	acknowledging our CEO’s request to reduce his total annual compensation, now set at $62,500 until the Company has made appropriate progress toward the achievement of our ambitious workplace goals, as determined by the Company’s Board of Directors’ (the “Board’s”) Workplace Responsibility Committee.

The Glass Lewis Report fails, however, to fully account for numerous other governance successes—including the following:

●	Activision Blizzard’s leadership team, with oversight from the Company’s Board, has taken numerous steps over the past three years to improve workplace culture, including centralizing certain human resources functions to ensure greater consistency and accountability, strengthening and increasing training, and increasing resources for reporting and responding to complaints of harassment, discrimination, and retaliation.

●	We appointed our new Chief People Officer, Julie Hodges, in September 2021, a Disney veteran, who is executing against the workplace priorities established by our CEO including ambitious Diversity, Equity and Inclusion initiatives, and other important Human Capital Management goals.

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●	In response to employee feedback, we waived required arbitration of individual claims of sexual harassment, unlawful discrimination, or related retaliation arising from events after October 28, 2021.

●	We expanded our reporting channels and substantially increased resources to investigate complaints of harassment, discrimination and retaliation. Additionally, in October 2021, we combined our investigations groups into one centralized “investigations unit” within the Ethics & Compliance team. This centralized unit increased our ability to conduct even faster investigations and maintain and measure consistency throughout investigations of all types and across the Company consistent with EEOC and other best practices.

●	We increased resources dedicated to our Way to Play Heroes program—a program comprised of employee volunteers who help other employees understand reporting options, champion speaking up, and provide feedback and advice on how to strengthen our overall ethics and compliance program.

●	We implemented a new, Company-wide zero-tolerance harassment policy, announced last October.

●	We launched Upward Feedback in December 2021, an annual process where employees share constructive, actionable feedback to their managers through an anonymous survey, enabling awareness regarding managers’ inclusive behaviors and commitment to living our values.

●	We have implemented a new global drug and alcohol policy for Company-sponsored events and zero tolerance for alcohol consumption in the workplace. This was first announced in November 2021.

●	We announced the conversion of over 1,500 temporary workers to full-time employees, with most receiving increased wages and expanded benefits.

Mr. Kotick’s 30-year leadership of the Company has delivered substantial long-term value creation for Activision Blizzard’s stockholders. The Board, having reviewed Mr. Kotick’s handling of workplace issues, remains confident in his conduct, leadership, commitment, and ability to achieve the ambitious goals we have established.

In addition to our numerous initiatives to foster a safe working environment, we believe the proposed transaction with Microsoft will accelerate achievement of our ambitions including our shared commitment to ensuring the very best workplace. Together, Activision Blizzard and Microsoft will help shape the future of interactive entertainment, and we anticipate Microsoft’s diversified operations will create meaningful opportunities for our employees.

Advisory Vote on Golden Parachutes (Proposal 2)

With regard to Proposal 2, Advisory Vote on Golden Parachutes, we disagree with Glass Lewis’ recommendation. The Board has been highly responsive to prior say-on-pay votes and feedback from investors, including making numerous improvements to ensure best practices in our executive pay program leading up to Activision Blizzard’s 2021 Annual Meeting. Further, at our CEO’s request, additional reductions in CEO pay were implemented in October 2021.

In reaching its conclusion, Glass Lewis cites certain concerns which we believe fail to consider important contextual factors. For instance, Glass Lewis cites “recent compensation-related concerns” stemming from the 2021 Annual Meeting, including what Glass Lewis determined to be “excessive CEO compensation and a pay-for-performance disconnect” for 2020. However, Glass Lewis fails to acknowledge the numerous modifications made to our pay program in direct response to stockholder feedback in advance of the 2021 Annual Meeting and since that meeting.

As noted above, our CEO requested and received a reduction in his pay, lowering his base salary to $62,500 from October 28, 2021, approximately the lowest amount currently allowable under California law for people earning a salary1, with no bonuses or equity grants to be made until Activision Blizzard’s Workplace Responsibility Committee (formed in November 2021) has determined that the Company has made appropriate progress toward its transformational goals and commitments.

1 Rounded to the closest $500.

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Previously, our Board’s Compensation Committee:

●	at our CEO’s request, reduced the CEO’s 2021 base salary by 50% from $1.75 million to $875,000, placing his salary below the 25th percentile of Activision Blizzard’s peer group;

●	reduced the CEO’s maximum cash bonus as a result of his significant salary reduction;

●	capped the maximum potential 2021 and 2022 CAIP payouts that our CEO could receive at 2x base salary (effectively capped “at target”), placing 2021 and 2022 target bonuses well below the 25th percentile of Activision Blizzard’s peer group;

●	amended the CEO’s employment agreement to limit the CEO’s annual LTI award grant values to no greater than median peer CEO LTI grant values for 2021 and 2022;

●	increased the CEO equity holding requirement to 50x base salary; when our CEO reduced his annual base salary to $875,000, he held shares of Activision Blizzard’s common stock with a value of almost 400 times that salary, and he currently holds shares of Activision Blizzard’s common stock with a value of approximately 5,500 times his current annual base salary of $62,500;

●	eliminated the applicability of the CEO’s potential to earn a “transformative transaction award” with immediate effect;

●	eliminated the applicability of the CEO’s “shareholder value creation incentive” with respect to all equity grants made after April 2021, when the 2016 employment agreement was amended;

●	increased the financial metric weight from 60% to 80% for the CEO beginning in 2021, and for other executives beginning in 2022; and

●	added an ESG component to compensation which includes diversity, inclusion, the promotion and the hiring of veterans, and sustainability goals as part of the executive strategic objectives beginning in 2021.

We believe that by citing the concerns outlined in Glass Lewis’ analysis of the 2021 say-on-pay proposal without regard to our pay program modifications made during 2021, Glass Lewis has not provided Activision Blizzard stockholders with a complete assessment of Activision Blizzard’s executive pay on a current or prospective basis. It is important to note that Glass Lewis acknowledges that the payments reported in our Golden Parachute Compensation Table represent only approximately 0.4% of the equity premium of the proposed transaction, which Glass Lewis does not find to be excessive.

Additionally, with regard to the agreement between Activision Blizzard and Microsoft providing that certain executive officers may terminate their employment during the 60-day period following the six-month anniversary of the consummation of the proposed transaction and that such termination would be deemed to be a termination of employment for Good Reason, we note that in connection with this agreement between Activision Blizzard and Microsoft, the parties expressly acknowledged and agreed that the anticipated impact of the consummation of the proposed transaction on the executives’ authorities, duties and responsibilities would result in the executives having Good Reason to terminate their employment. This agreement was intended to avoid subsequent disputes, while also ensuring the executives’ continued commitment through a critical transition and integration period following the consummation of the proposed transaction.

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We encourage Activision Blizzard’s stockholders to consider all relevant factors when making their voting decisions. We are available to engage with our stockholders and Glass Lewis to answer any questions ahead of the Special Meeting scheduled for April 28, 2022.

Sincerely,

Frances Fragos Townsend

EVP Corporate Secretary

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